Exhibit 10au

2005 Performance Criteria under the 1994 Executive Bonus Plan

On February 9, 2005, the Compensation Committee of the Board of Directors approved the 2005 performance criteria under the 1994 Executive Bonus Plan (the “Plan”), which was re-approved by the company’s shareholders at the 2004 annual meeting and is described in more detail in the company’s definitive Proxy Statement for its 2004 annual meeting of shareholders. The performance criteria include (i) growth in earnings per share, and (ii) to a lesser degree, sales, cash flow from operations and return on investment. Bonus calculations are based on operational results and are generally exclusive of items of an unusual or infrequent nature. For Group Vice Presidents, 50% of their bonuses will be calculated based on the degree to which their business units achieve results, and 50% will be calculated based on the corporate financial targets described above. No award shall exceed $1,800,000 with respect to any fiscal year.

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